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                                                                  Exhibit 3a(ii)

                        New Jersey Department of State
                       Division of Commercial Recording
                        Certificate of Amendment to the
                         Certificate of Incorporation
                   (For Use by Domestic Profit Corporations)

Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of
Incorporation:

1. The name of the corporation is:  Bell Atlantic - New Jersey, Inc.

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 30th day of June 2000

     Resolved, that Article I of the Certificate of Incorporation be amended to read as follows:

     The name of the Corporation is Verizon New Jersey Inc.

3. The number of shares outstanding at the time of the adoption of the amendment was: ONE

     The total number of shares entitled to vote thereon was: ONE

     If the shares of any class or series of shares are entitled to vote thereon as a class, set forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series. (Omit if not applicable).

4. The number of shares voting for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively).

       Number of Shares                              Number of Shares
     Voting for Amendment                       Voting Against Amendment
     --------------------                       ------------------------
             ONE                                           NONE

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be effected. (Omit if not applicable).

6. Other provisions: (Omit if not applicable).

     This Certificate of Amendment to the Certificate of Incorporation shall be effective August 1, 2000.


                                        Bell Atlantic - New Jersey, Inc.

                                        By:  /s/ Barry S. Abrams
                                            -----------------------
                                            Barry S. Abrams, Vice President

Dated this 3rd day of July 2000

May be executed by the Chairman of the Board, or the President, or a Vice President of the Corporation.